Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
ST. MARY PHYSICIANS CENTER IN LONG BEACH, CALIFORNIA

Santa Ana, Calif., September 11, 2007 – NNN Healthcare/Office REIT, Inc. has acquired St. Mary Physicians Center in Long Beach, California, the state’s fifth-largest city. The acquisition closed on September 5, 2007.

St. Mary Physicians Center is a four-story, multi-tenant medical office building totaling nearly 67,000 square feet on the campus of St. Mary Medical Center. Built in 1992, St. Mary Physicians Center is the newest building on the medical center campus and is compliant with the American with Disabilities Act (ADA). The facility is fully-sprinklered and offers a parking ratio of 4.5 parking spaces per 1,000 rentable square feet.

St. Mary Medical Center is a 539-bed not-for-profit medical center owned and operated by Catholic Healthcare West, the largest non-profit healthcare system in California. The medical center opened in 1923 as a 70-bed hospital, and has grown to become the single largest provider of medical care in the downtown Long Beach area. St. Mary Medical Center serves as the only regional teaching hospital for the UCLA School of Medicine and as the base hospital for paramedic services in Long Beach.

“Attractive medical office buildings located on the campus of a major medical center are prized by NNN Healthcare/Office REIT,” explained Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT. “St. Mary Physicians Center is a tremendous addition to our REIT, especially due to its exceptional location on the campus of a medical center in a major metropolitan region like Long Beach, California.”

NNN Healthcare/Office REIT purchased St. Mary Physicians Center from St. Mary Physicians Center, LLC, which was represented by Michael Lawrence and David Black of Marcus & Millichap Real Estate Investment Services. Financing was provided by the seller.

St. Mary Physicians Center is currently 82 percent occupied by 12 tenants, including the medical center, which operates a radiology lab, a surgery center and the joint St. Mary Medical Center/UCLA Revlon Breast Center within the building.

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires St. Mary Physicians Center

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has made eleven other geographically-diverse acquisitions:

•	Kokomo Medical Office Park in Kokomo, Indiana;

•	1 and 4 Market Exchange in Columbus, Ohio;

•	Gwinnett Professional Center in Lawrenceville, Georgia;

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

As of August 30, 2007, NNN Healthcare/Office REIT has sold approximately 14.1 million shares of its common stock for more than $140.8 million through its initial public offering, which began in the third quarter of 2006.

Including the purchase of St. Mary Physicians Center, NNN Healthcare/Office REIT has acquired a portfolio of properties valued at more than $204 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 36 million square feet of real estate, including approximately 8,400 apartment units, with a combined market value approaching $5 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to occupancy rates of St. Mary Physicians Center and the strength that the property adds to the NNN Healthcare/Office REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Long Beach, California area; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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